Exhibit (c)(23)

PROJECT BEACH    Discussion Materials    MARCH 2022    STRICTLY PRIVATE & CONFIDENTIAL

STRICTLY PRIVATE & CONFIDENTIAL    Reclassification Negotiation Dynamics    Market precedents provide identified ranges for potential outcomes    Reclassifications involving a change of control by high vote holders are uncommon, but public examples provide clear ranges of outcomes    For reclassifications independent of a sale of the company involving premia:    – Median premium over low vote shares for reclassification transactions deemed to be a change of control is 28.3%    ~40% of transactions involve 30%+ premium over low vote shares    Nearly half of such transactions imply premium values of 4.0%+ of the company’s market cap (median is 3.6%)    – Premium range was 6.5% to 21.7% over low vote shares for reclassification transactions deemed to be a non-change of control (4 transactions)    For acquisitions of dual class companies where differential consideration was paid to high vote shares:    – Premium range was 9.1% to 72.0% over low vote shares    Half of the transactions imply excess nominal premium values of 4.0%+ of the company’s market cap    Importantly, situations in which a concentrated controlling ownership level is involved, premia – both on an absolute basis and as an implied percentage of market cap – tend to be measurably higher    – The Class B shares, which are more than 98% owned by the Family, hold nearly 60% of the voting power, while representing ~12% of the economic ownership    – Median premium for reclassification transactions deemed to be a change of control is 30.4% for cases where a single party held majority control, and 2/3 of such transactions imply premium values of 4.0%+ of the company’s market cap (with a median of 4.5%)    An initial proposal of a 35% premium for Class B shares would imply a premium of 4.2% of Constellation’s market cap    (aggregate premium of ~$1.9bn)    Source: Company filings 2 Note: Share counts based on shares outstanding as of 12/31/2021 per latest 10Q

STRICTLY PRIVATE & CONFIDENTIAL

Overview of Selected Precedent Transactions

Precedent Share Reclassifications

Overview

- Identified and analyzed 46 U.S. reclassification transactions where a shareholder group controlled >20% of total voting power prior to a transaction or had significant board control
  - In each transaction, the differential voting classes were combined into a single class
- Excluded transactions where certificates of incorporation explicitly prohibited payment of a premium and transactions in which multiple share classes remained outstanding post transaction
- Bifurcated into "Change of Control" and "Non-Change of Control" if the high vote class controlled >50% of the vote prior to the transaction and <50% after the transaction
  - Post transaction control of the Board of Directors was also considered

Breakdown by Transaction Type



Non-Change of Control 33%
46 Total Transactions
Change of Control 67%

Approximately 2/3 of reclassification transactions resulted in a change of voting control

Breakdown by Premium / No Premium



No Premium 63%
46 Total Transactions
Premium 37%

While the majority of reclassification transactions had no premium, 42% of Change of Control had a premium

Breakdown by Form of Consideration



Cash & Stock 18%
17 Transactions w/ Premium
Stock 47%
Cash 35%

Approximately half of premia were paid only in stock

Precedent Dual Class Acquisitions

Overview

- Identified and analyzed 74 transactions valued in excess of $1bn announced since 1996 involving U.S. publicly traded companies that had two or more share classes with differential voting rights
- Reviewed the premium paid to both the low vote and high vote shareholders and observed that in 63 of the 74 transactions, the same consideration was paid to both share classes
- High vote shareholders received an "Excess Nominal Premium" in 11 of 74 transactions
  - Defined as the consideration paid per share of high vote stock divided by the consideration paid per share of low vote stock minus 1
  - 3 of the 11 transactions were deemed to be related party transactions and removed from consideration

Breakdown by Premium



Excess Nominal Premium 15%
74 Total Transactions
No Excess Nominal Premium 85%

Source: FactSet, Capital IQ, company filings

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STRICTLY PRIVATE & CONFIDENTIAL

Precedent Reclassification Transactions with a Premium

Change of control transactions involving a premium are generally at levels higher than non-change of control transactions

★ *Denotes companies where a single party or related group had majority control through high vote stock*

Company	Announcement Date	Economic Interest of High Vote Shares	Voting Interest of High Vote Shares	Form of Consideration for Premium	Premium Received	Premium as a % of Market Capitalization	Market Value Dilution [1]
Change of Control							
National Research Corp. ★	Sep-17	14.4%	94.4%	Cash	57.0%	7.6%	0.2%
Forest City Realty Trust Inc. ★	Dec-16	7.2%	43.7% [2]	Stock	31.0%	2.2%	2.0%
Stewart Information Services ★	Jan-16	4.5%	4.5% [3]	Cash	34.8%	1.5%	1.6%
Hubbell Incorporated	Aug-15	12.4%	73.9%	Cash	28.3%	3.5%	4.5%
Sotheby's Holdings, Inc. ★	Sep-05	23.2%	75.2%	Cash	19.4%	4.5%	5.7%
Kaman Corporation ★	Jun-05	2.9%	100.0%	Cash & Stock	258.8%	7.4%	7.8%
Robert Mondavi Corporation ★	Aug-04	35.9%	84.8% [4]	Stock	16.5%	5.8%	5.8%
Commonwealth Telephone Enterprises	Apr-03	8.5%	58.3%	Stock	9.0%	0.8%	0.8%
The Readers Digest Association ★	Oct-02	12.3%	100.0%	Cash & Stock	29.8%	3.6%	1.1%
Continental Airlines, Inc. ★	Nov-00	18.8%	69.8%	Cash & Stock	30.4%	5.4%	6.3%
Dairy Mart Convenience Store Inc.	Dec-99	30.3%	81.3%	Stock	10.0%	3.0%	3.0%
Pacificare Health Systems, Inc.	May-99	32.3%	100.0%	Cash	4.7%	1.5%	1.8%
Remington Oil and Gas Corporation ★	Aug-98	15.8%	100.0%	Stock	26.6%	4.1%	1.9%
Mean					**42.8%**	**3.9%**	**3.3%**
Median					**28.3%**	**3.6%**	**2.0%**
Non-Change of Control							
DIRECTV Group Holdings, LLC	Apr-10	2.4%	26.9%	Stock	21.7%	0.5%	0.5%
Iteris Inc.	Jul-04	3.6%	27.1%	Stock	10.0%	0.3%	0.9%
Jo-Ann Stores, Inc.	May-03	52.2%	100.0%	Stock	15.0%	8.4%	8.7%
NPC International, Inc.	Jun-95	50.4%	100.0%	Cash	6.5%	3.2%	0.2%
Mean					**13.3%**	**3.1%**	**2.6%**
Median					**12.5%**	**1.9%**	**0.7%**

5 of 13 involved premium of 30%+ premium levels

6 of 13 involved 4.0%+ of market cap levels

Source: FactSet, Capital IQ, company filings

Note: Reflects only transactions with premia

1. Defined as Illustrative Pro Forma Share Price relative to share price prior to announcement; Illustrative Pro Forma Share Price calculated as market capitalization prior to announcement less the cash premium paid to high vote shareholders divided by the number shares outstanding following completion of the transaction
2. In addition to Class B shareholders having 10 votes per share, they had the ability to elect 9 of the 13 directors on the company's board
3. Class B Shareholders had exclusive ability to appoint 4 out of 9 directors, had a veto over all important corporate matters and the ability to appoint the Chairman of the Board
4. Reflects terms of proposed reclassification; Robert Mondavi was ultimately acquired by Constellation Brands in 2004 and Constellation paid an excess nominal premium to high vote shares

Greenhill | 4

STRICTLY PRIVATE & CONFIDENTIAL

Precedent Acquisitions of Dual Class Public Companies

Represents transactions in which an excess nominal premium was paid to high vote shareholders

Transactions with Excess Nominal Premium Paid to High Vote Shares

Announcement Date	Target	Acquiror	Voting Rights	Economic Interest of High Vote Shares	Voting Interest of High Vote Shares	Consideration Paid to Low Vote Shares	Consideration Paid to High Vote Shares	Excess Nominal Premium	Premium as a % of Market Capitalization
Dec-11	Delphi Financial Group	Tokio Marine Holdings	Class B had lesser of 49.9% voting power or 10 votes per share	11.1%	49.9%	$44.88	$53.88	20.1%	3.7%
Sep-09	Affiliated Computer Services	Xerox	Class B had 10 votes per share	6.7%	41.9%	$63.11	$108.57	72.0%	6.3%
Oct-04	Robert Mondavi	Constellation Brands	Class B had 10 votes per share	34.8%	84.2%	$56.50	$65.82	16.5%	7.8%
Feb-00	SFX Entertainment	Clear Channel Communications	Class B had 10 votes per share	3.8%	28.4%	$45.75	$76.25	66.7%	3.1%
Mar-99	Century Communications	Adelphia Communications	Class B had 10 votes per share	55.8%	92.7%	$44.14	$48.14	9.1%	6.1%
Jun-98	Tele-Communications, Inc.	AT&T	Series B tracking stock had 10 votes per share	12.0%	57.6%	$50.71	$55.78	10.0%	1.6%
Aug-97	SFX Broadcasting	Hicks, Muse, Tate & First	Class B had 10 votes per share	7.6%	45.0%	$75.00	$97.50	30.0%	2.3%
Aug-96	HSN	Silver King Communications	Class B had 10 votes per share	21.7%	73.5%	$13.28	$15.93	20.0%	5.1%

4 of 8 transactions involved a premium in excess of 4.0% of market cap

	Excess Nominal Premium	Premium as a % of Market Capitalization
Mean	**30.5%**	**4.5%**
Median	**20.0%**	**4.4%**

Source: FactSet, Capital IQ, company filings
Note: Excludes VMware / Pivotal Software, CBS / Viacom and Lionsgate / Starz as they were deemed to be related party transactions

Greenhill | 5

STRICTLY PRIVATE & CONFIDENTIAL    Illustrative Value to Class B Shareholders    Analysis at various assumed premia as a percentage of market cap    Illustrative Conversion Price Matrix    ($ in millions, except per share figures)    Assumed Premium as % of Constellation Market Cap 3.4% 3.6% 3.8% 4.0% 4.2% 4.4% 4.6% 4.8% 5.0%    Implied Aggregate Premium to Class B Shareholders (1) $1,496 $1,584 $1,672 $1,760 $1,848 $1,936 $2,024 $2,112 $2,200    Implied Aggregate Value to Class B Shareholders (2) $6,819 $6,907 $6,995 $7,083 $7,171 $7,259 $7,347 $7,435 $7,523    Implied Class B Value per Share $293.83 $297.62 $301.41 $305.20 $308.99 $312.78 $316.57 $320.37 $324.16    Implied % Premium to Class A Price of $229.37 28.1% 29.8% 31.4% 33.1% 34.7% 36.4% 38.0% 39.7% 41.3%    Source: FactSet, Company filings    Note: Market data as of 3/28/2022; Class B share count based on shares outstanding as of 12/31/2021 per latest 10Q    1. Represents the total premium paid to Class B shareholders; calculated as the Assumed Premium as % of Constellation Market Cap multiplied by Constellation’s current diluted market cap under the treasury stock method    2. Represents the total consideration paid to Class B shareholders; calculated as Aggregate Premium to Class B Shareholders plus the current price of Class A shares multiplied by the number of Class B shares 6 outstanding

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